Exhibit 10.1

Execution Copy

HSBC BANK PLC

and

WORLD CURRENCY GOLD TRUST

ALLOCATED BULLION ACCOUNT AGREEMENT

THIS AGREEMENT is made as of October 27, 2016.

BETWEEN

(1)	HSBC BANK PLC, a company incorporated in England, whose principal place of business in England is at 8 Canada Square, London E14 5HQ (“we” or “us”); and

(2)	WORLD CURRENCY GOLD TRUST, a Delaware statutory trust organized in series, having its principal office and place of business at 685 Third Avenue, Suite 2702, New York, NY 10017 (the “Trust”).

INTRODUCTION

We have agreed to open and maintain an Allocated Account for each series of the Trust listed on Schedule A hereto (each, a “Fund” and together the “Funds”) and to provide other services to the Funds in connection with the Allocated Accounts. This Agreement sets out the terms under which we will provide those services to the Trust and the arrangements which will apply in connection with those services and each Fund’s Allocated Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to an Allocated Account, the specific Precious Metal held by us for a Fund as from time to time identified in, and recorded on, the Allocated Account.

“Agreement” means this Allocated Bullion Account Agreement, as the same may be amended from time to time.

“Allocated Account” means, in relation to Precious Metal, the account maintained by us in a Fund’s name recording the amount of, and identifying, the Bullion received and held by us for the Fund on an allocated basis pursuant to this Agreement.

“Availability Date” means the Business Day on which a Fund wishes us to credit to the Fund’s Allocated Account an amount of Bullion debited from its Unallocated Account.

“Bullion” means the Precious Metal held for a Fund under this Agreement or standing to a Fund’s credit in its Unallocated Account, as the case may be.

“Business Day” means a day other than (i) a day on which the Fund’s listing exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“LBMA” means The London Bullion Market Association or its successors.

“LBMA Gold Price” means the London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. Dollars, as calculated and administered by independent service provider(s), and published by the LBMA on its website at wwvv.lbma.org.uk or by its successor that publicly displays prices.

“Participant” means a person who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (ii) is a participant in the Depository Trust Company, (iii) has entered into a Participant Agreement, and (iv) has established a Participant Unallocated Account with us.

“Participant Agreement” means an agreement entered into by each Participant with respect to a Fund which provides the procedures for the creation and redemption of Creation Units of the Fund and for the delivery of the Bullion and cash, if any, required for such creations and redemptions.

“Participant Unallocated Account” means the Precious Metal account a Participant is required by the Participant Agreement to have maintained by us for such Participant on an Unallocated Basis.

“Point of Delivery” means such date and time that the recipient or its agent acknowledges in written form its receipt of delivery of Precious Metal.

“Precious Metal” means gold that meets the requirements of “good delivery” under the Rules.

“Rules” means the rules, regulations, practices and customs of the LBMA (including the rules of the LBMA as to good delivery), the Financial Services Authority, the Bank of England and such other regulatory authority or body applicable to the activities contemplated by this Agreement, including the activities of any Sub-Custodian.

“Sponsor” means WGC USA Asset Management Company, LLC.

“Sub-Custodian” means a sub-custodian, agent or depository (including an entity within our corporate group) selected by us to perform any of our duties under this Agreement, including the custody and safekeeping of Bullion.

“Third Party Unallocated Account” means a Precious Metal account maintained by us on an Unallocated Basis in the name of a person other than the Trust.

“Unallocated Account” means, in relation to Precious Metal, the account maintained by us in a Fund’s name recording the amount of Precious Metal held on an Unallocated Basis pursuant to the Unallocated Bullion Account Agreement that, in the case of a positive balance, we have a contractual obligation to transfer to the Fund and that, in the case of a negative balance, if so permitted by us, a Fund has a contractual obligation to transfer to us.

“Unallocated Basis” means, with respect to a Precious Metal account maintained with us, that the person in whose name the account is held is entitled to delivery in accordance with the Rules of an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account but has no ownership interest in any Precious Metal that we own or hold.

“Unallocated Bullion Account Agreement” means that certain Unallocated Bullion Account Agreement between the Trust and us dated as of the date of this Agreement, as amended and/or restated from time to time.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the Business Day on which a Fund wishes to withdraw Bullion from the Fund’s Allocated Account.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural; other usages:

(a)	References to the singular include the plural and vice versa.

(b)	“A or B” means “A or B or both.”

(c)	“Including” means “including but not limited to.”

2.	ALLOCATED ACCOUNT

2.1	Opening the Allocated Account: We shall open and maintain the Allocated Account for each Fund in respect of Bullion, and we shall hold the Bullion in the Allocated Account on an allocated basis pursuant to this Agreement.

2.2	Deposits and withdrawals: The Allocated Account shall evidence and record the holdings of Bullion in, and the movements of Bullion into and out of, the Allocated Account.

2.3	Denomination of the Allocated Account: The Precious Metal recorded in the Allocated Account shall be denominated in fine ounces of gold to three decimal places.

2.4	Reports:

(a)	For each Business Day, by no later than the following Business Day, we will transmit to a Fund by authenticated SWIFT message(s) information showing the movement of Bullion into and out of the Fund’s Allocated Account, and identifying separately each transaction and the Business Day on which it occurred. In addition, we will provide a Fund such information about the movement of Bullion into and out of the Fund’s Allocated Account on a same-day basis at such other times and in such other form as a Fund and we shall agree. In the case of any difference between the information provided by authenticated SWIFT message and the information we provide to a Fund pursuant to the immediately preceding sentence, the SWIFT message will be controlling, and we shall not be liable for a Fund’s or any third party’s reliance on the information we provide to the Fund by means other than SWIFT message.

(b)	For each calendar month, we will provide each Fund within a reasonable time after the end of the month a statement of account for the Fund’s Allocated Account, accompanied by one or more weight lists in respect of the Bullion in the Fund’s Allocated Account as of the last Business Day of the calendar month, containing information sufficient to identify each bar of Bullion held in the Fund’s Allocated Account and the party having physical possession thereof. We also will provide each Fund additional weight lists in respect of the Bullion in the Fund’s Allocated Account from time to time upon the Fund’s request, but only on the condition that the Fund may not request weight lists as a way to obtain them routinely on a more frequent basis than the monthly basis on which we are undertaking to provide them. Each weight list shall include information sufficient to identify each bar of Bullion held by any Sub-Custodian or any sub-custodian of a Sub-Custodian.

(c)	We will maintain a secure website, whereby the Trust, on behalf of each Fund, shall have access to the list of all bars of Bullion in the Fund’s Allocated Account, which list shall be updated at least daily and include the following information for each bar of Bullion: (i) relevant vault location, (ii) gross weight, (iii) fineness, (iv) serial identification number, (v) size, (vi) fine ounces, and (vii) applicable refinery name.

2.5

Reversal of entries: In order to maintain the accuracy of our books and records, but without limiting our responsibilities or liability under this Agreement, we shall reverse or amend any entries to a Fund’s Allocated Account to correct errors that we discover or of which we are notified with, if we deem it necessary, effect back-valued to the date upon which the correct entry (or no entry) should have been made. Without limiting the foregoing, if Bullion delivered to a Fund’s Allocated Account upon withdrawal from a Fund’s Unallocated Account is determined to be of a fineness or weight different from the fineness or weight we have reported to the Fund, (i) we shall debit the Fund’s Allocated Account and credit the Fund’s Unallocated Account with the requisite amount of Bullion if the determination reduces the total fine ounces of Bullion that should have been credited to the Fund’s Allocated Account, and (ii) we shall credit the Fund’s

Allocated Account and debit the Fund’s Unallocated Account with the requisite amount of Bullion if the determination increases the total fine ounces of Bullion that should have been credited to the Fund’s Allocated Account.

2.6	Access: Upon reasonable prior written notice, we will, during our normal business hours, allow a Fund’s or the Sponsor’s representatives, not more than twice during any calendar year, and a Fund’s independent public accountants, in connection with their audit of the financial statements of a Fund, to visit our premises and examine the Bullion and such records maintained by us in relation to the Fund’s Allocated Account as they may reasonably require. Any such visit shall be conducted over such number of Business Days as may be reasonably necessary to complete the examination which is the purpose of such visit. The applicable Fund shall bear all costs relating to such visits and exams, including any out of pocket or other costs we may incur in connection therewith. Our providing of any such visits or exams is conditioned on the relevant parties complying with all our security rules and procedures and undertaking to keep confidential all information they obtain in accordance with a form of confidentiality agreement we will provide. If at the time of any visit none of the Bullion is at our premises, the relevant parties will not be permitted to visit our vault. Any visits by a Fund’s or the Sponsor’s representatives pursuant to clause 2.6 of the Unallocated Bullion Account Agreement shall be deemed to be a visit for purposes of this clause 2.6. To the extent that our activities under this Agreement arc relevant to the preparation of the filings required of the Trust under the securities laws of the United States, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, cooperate with the Trust and the Sponsor and Trust’s and the Sponsor’s representatives to provide such information concerning our activities as may be necessary for such filings to be completed.

3.	TRANSFERS INTO THE ALLOCATED ACCOUNT

3.1

Procedure: We shall receive transfers of Bullion into a Fund’s Allocated Account only at the Fund’s instruction given pursuant to the Fund’s Unallocated Bullion Account Agreement, by debiting Bullion from the Fund’s Unallocated Account and allocating such Bullion to the Fund’s Allocated Account, unless we otherwise agree in writing. For any instruction we have received to transfer Bullion standing to a Fund’s credit in its Unallocated Account to the Fund’s Allocated Account pursuant to clause 4.2(b) of the Unallocated Bullion Account Agreement, we shall allocate the amount of Bullion indicated in such instruction as soon as practicable and by no later than 2:00 p.m. (London time) on the date of allocation, provided that, if we are required to use one or more Sub-Custodians for the allocation process, we shall use our best efforts to complete such allocation by no later than 2:00 p.m. (London time) on the date of allocation. As of 2:00 p.m. (London time) on the date of allocation, we shall send a Fund an authenticated electronic message (Swift MT199) notifying the Fund of the status of the allocation process and including (i) the amount of Bullion transferred to the Fund’s Unallocated Account from each Participant’s Participant Unallocated Account, separately stated; (ii) the amount of Bullion that has been transferred into the Fund’s Allocated Account from the Fund’s Unallocated Account and (iii) the amount of Bullion, if any, remaining in the Fund’s Unallocated Account. Notwithstanding the foregoing, when New York is on daylight savings time and London is not on daylight savings time, the references to 2:00 p.m. (London time) in this clause 3.1 shall be deemed to be 1:00 p.m. (London time). Notwithstanding anything else to the contrary and in the absence of manifest error, the information contained in such authenticated electronic message shall represent our official and conclusive records. Additionally, we shall send a Fund promptly after the foregoing message an e-mail (or other agreed upon form of communication) including a bar list for the Bullion that has been allocated.

3.2	Right to Amend Procedure: We may amend our procedure for the transfer of Bullion into a Fund’s Allocated Account or impose additional procedures therefore upon the prior written consent of each Fund and the Sponsor, provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in the Rules or applicable law. We will notify each Fund within a commercially reasonable time before we amend our procedures or impose additional ones in relation to the withdrawal of Bullion, and in doing so we will consider a Fund’s needs to communicate any such change to Participants and others.

4.	TRANSFERS FROM THE ALLOCATED ACCOUNT

4.1	Procedure and instructions: We will transfer Bullion from a Fund’s Allocated Account To such persons and at such times and on such terms as specified in a Fund’s instructions to us and not otherwise. Unless a Fund instructs us otherwise, we will transfer Bullion from a Fund’s Allocated Account only by debiting Bullion from the Fund’s Allocated Account and crediting the Bullion to the Fund’s Unallocated Account. When a Fund instructs us in accordance with clause 4.4, we will transfer Bullion from a Fund’s Allocated Account by debiting Bullion from the Fund’s Allocated Account and making Such Bullion available for collection or delivery as provided in clause 4.4. All instructions to transfer Bullion from a Fund’s Allocated Account must:

(a)	in the normal course, be received by us no later than 9:00 a.m. (London time) on (i) the day that is two Business Days prior to the Withdrawal Date or (ii) in the case of a transfer of Bullion to a Fund’s Unallocated Account in connection with a redemption of Fund shares that has been held open one Business Day, on the Withdrawal Date, unless we otherwise agree;

(b)	specify (i) the minimum number of fine ounces of Bullion to be debited from a Fund’s Allocated Account and (ii) if the Fund is identifying the Bullion to be debited, the serial numbers of the Bullion to be debited; and

(c)	provide any other information which we may from time to time require, including, where applicable, the name of the person that will collect the Bullion from us or, if applicable, to whom we are to deliver it, and the Withdrawal Date.

4.2

Power to amend procedure: We may amend our procedure for the withdrawal of Bullion from a Fund’s Account Balance or impose additional procedures therefor upon the prior written consent of each Fund and the Sponsor, provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in the Rules or applicable law. We will notify each Fund within a commercially reasonable time before we amend our procedures or impose additional ones in relation to the withdrawal of Bullion, and in doing so we will consider the Fund’s needs to communicate any such change to Participants and others.

4.3	Specification of Bullion: Unless a Fund instructs us as to the serial numbers of the Bullion to be debited, we are entitled to select the Bullion to be debited from a Fund’s Allocated Account. When a Fund instructs us to debit a minimum amount of Bullion from the Fund’s Allocated Account for credit to the Fund’s Unallocated Account without specifying the serial numbers of the Bullion to be debited, we will select the Bullion to be debited and will use commercially reasonable efforts to select for deallocation the smallest amount of Bullion necessary to satisfy the Fund’s instruction. When a Fund notifies us of a debit of Bullion pursuant to clause 4.1 in the case of a redemption of Fund shares that has been held open one Business Day, the Fund may not specify the serial numbers of the Bullion to be debited to the Fund’s Allocated Account.

4.4	Physical withdrawals of Bullion: Subject to clause 5.4, upon a Fund’s instruction, we will debit Bullion from the Fund’s Allocated Account and make the Bullion available for collection by the Fund or, if separately agreed, for delivery by us, at the Fund’s expense and risk. Each Fund expects to withdraw Bullion physically from the Fund’s Allocated Account (rather than by crediting it to the Fund’s Unallocated Account) only in exceptional circumstances, as for example when we are unable to transfer Precious Metal on an Unallocated Basis. In the case of all physical withdrawals of Bullion from a Fund’s Allocated Account, unless we agree to undertake delivery, the Fund must collect, or arrange for the collection of, the Bullion being withdrawn from us, the Sub-Custodian or other party having physical possession thereof. We will advise the Fund of the location from which the Bullion may be collected no later than one Business Day prior to the Withdrawal Date. When we have agreed separately to deliver Bullion in connection with a physical withdrawal, we shall make transportation and insurance arrangements on the Fund’s behalf in accordance with our usual practice unless we have agreed in writing to other arrangements, with which we shall use commercially reasonable efforts to comply. Anything in this Agreement to the contrary notwithstanding, and without limiting a Fund’s right to withdraw Bullion physically, we shall not be obliged to effect any requested delivery if, in our commercially reasonable opinion, this would cause us or our agents to be in breach of the Rules or other applicable law, court order or regulation, the costs incurred would be excessive or delivery is impracticable for any reason. When pursuant to a Fund’s instruction Bullion, including Bullion allocated to the Fund’s Allocated Account in connection with the overdraft facility provided for in clause 4.7 of the Unallocated Bullion Account Agreement, is physically withdrawn from the Fund’s Allocated Account, all right, title, risk and interest in and to the Bullion withdrawn shall pass at the Point of Delivery to the person to whom or to or for whose account such Bullion is transferred, delivered or collected. If a Fund instructs us as to the serial number of one or more whole bars of Bullion to be debited, the Bullion the Fund specifies will be made available for collection or delivery as soon as reasonably practicable.

5.	INSTRUCTIONS

5.1	Trust representatives: We will act only on instructions given in accordance with this clause 5.1 and clause 14 and will not otherwise act on instructions given by any person claiming to have a beneficial interest in the Trust. Each Fund shall notify us promptly in writing of the names of the people who are authorized to give instructions on its behalf. Until we receive written notice to the contrary, we are entitled to assume that any of those people have full and unrestricted power to give us instructions on the Fund’s behalf. We are also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2	Amendments: Once given, instructions continue in full force and effect until we receive further instructions that they are cancelled, amended or superseded. We must receive an instruction canceling, amending or superseding a prior instruction before the time the prior instruction is acted upon. Any instructions shall have effect only after actual receipt by us in accordance with clause 14 of this Agreement.

5.3	Unclear or ambiguous instructions: If, in our commercially reasonable opinion, any instructions are unclear or ambiguous, we shall use reasonable efforts (taking into account any relevant time constraints) to obtain clarification of those instructions but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.4	Refusal to execute: We reserve the right to refuse to execute instructions if (i) in our commercially reasonable opinion they are or may be contrary to the Rules or applicable law or (ii) with respect to instructions relating to the full withdrawal of the aggregate balance of Bullion standing to a Fund’s credit in the Fund’s Allocated Account and the Fund’s Unallocated Account, a negative balance is outstanding on the Fund’s Unallocated Account. Additionally, we shall in no circumstances have any obligation to act upon any instruction which in our commercially reasonable opinion would result in a negative balance on a Fund’s Allocated Account. Any such refusal or inaction will be promptly notified to the Trust.

6.	CONFIDENTIALITY

6.1	Disclosure to others: Subject to clause 6.2, we shall treat as confidential and will not, without the Trust’s consent, disclose to any other person any transaction or other information we acquire about the Trust’s, a Fund’s, or the Sponsor’s business pursuant to this Agreement. Subject to clause 6.2, the Trust shall treat as confidential and will not, without our consent, disclose to any other person any information that we provide to the Trust about us or our business pursuant to this Agreement and that we tell the Trust, at or before the time we provide it, we are providing to the Trust on a confidential basis. Notwithstanding the foregoing, nothing in this Agreement will prevent or condition the public or non-public filing with the U.S. Securities and Exchange Commission of a copy of this Agreement in connection with the registration of the public offering of its shares by the Trust.

6.2	Permitted disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or by a court proceeding or similar process, or requested by or required in connection with filings made with a government department or agency, fiscal body or regulatory or self-regulatory authority, to disclose information acquired under this Agreement. In the event that a party becomes compelled by law to disclose any such confidential information as described in the preceding sentence, such party shall, if permitted under applicable law and Rules, provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a party (e.g., a subsidiary or holding company of a party) or by a Sub-Custodian. Subject to the agreement of the party to which information is disclosed to maintain it in confidence in accordance with clause 6.1, each party irrevocably authorizes the other to make such disclosures without further reference to such party.

7.	CUSTODY SERVICES

7.1	Appointment: Each Fund hereby appoints us to act as custodian and bailee of the Bullion comprising the Fund’s Account Balance in accordance with this Agreement and any Rules and laws which apply to us, and we hereby accept such appointment. Except as otherwise provided under this Agreement, we do not undertake the responsibility of a trustee or any other duties in relation to such Bullion not implied by the law of bailment.

7.2	Segregation of Bullion: We will be responsible for the safekeeping of the Bullion on the terms and conditions of this Agreement. We will physically segregate the Precious Metal comprising each Fund’s Account Balance in the Fund’s Allocated Account from any Precious Metal or other assets which we own or which we hold for any other Fund or for other customers or persons. We shall make entries in our books and records to identify such Precious Metal as being held for the Fund’s Allocated Account. We will require each Sub-Custodian to physically segregate the Precious Metal held by them for us for the benefit of the Trust from any Precious Metal which they own or which they hold for others by making entries in their books and records to identify such Precious Metal as being held for us for the benefit of the Trust. It is understood that our undertaking to require each Sub-Custodian to segregate Bullion from Precious Metal they own or hold for others reflects the current custody practice in the London bullion market, and that accordingly we will be deemed to have communicated that requirement prior to the execution of this Agreement by our participation in that market. Entries on our books and records to identify Bullion will refer to each bar of Bullion by refiner, assay, serial number and gross and fine weight. Additionally, we will require each Sub-Custodian to identify on its books and records each bar of Bullion held by them for us for the benefit of the Trust by refiner, assay, serial number and gross and fine weight and to provide such information to the Fund upon request. Under current LBMA market practices, the weight lists provided to us by our Sub-Custodians are expected to identify each bar of Bullion held for us for the benefit of the Trust by refiner, assay, serial number and gross and fine weight and by any other marks required for the identification of a bar of Bullion under the Rules.

7.3	Ownership of Bullion: We will identify in our books and records that the Bullion belongs solely to the Trust on behalf of the applicable Fund, and not to any other Fund or other party.

7.4	Location of Bullion: Unless otherwise agreed between a Fund and us, the Bullion held for a Fund in the Fund’s Allocated Account must be held by us at our London vault premises or, when Bullion has been allocated in a vault other than our London vault premises, by or for any Sub-Custodian employed by us as permitted by clause 8.1. We agree that we shall use commercially reasonable efforts promptly to transport any Bullion held for a Fund by or for a Sub-Custodian to our London vault premises and such transport shall be at our cost and risk. We agree that all delivery and packing shall be in accordance with the Rules and LBMA good market practices.

7.5	Replacement of Bullion: Upon a determination by us that any Bullion credited to a Fund’s Allocated Account does not comply with the Rules, we shall as soon as practical replace such Bullion with Bullion which complies with the Rules by (i) debiting the Fund’s Allocated Account and crediting the Fund’s Unallocated Account with the requisite amount of Bullion to be replaced, (ii) providing replacement Bullion which complies with the Rules and which is of an amount that approximates the amount of Bullion to be replaced as closely as practical and (iii) debiting the Fund’s Unallocated Account and crediting the Fund’s Allocated Account with the requisite amount of replacement Bullion. We shall not start the foregoing replacement process on a particular Business Day unless we are reasonably sure that such replacement process can be started and completed in the same Business Day. We shall notify a Fund by authenticated electronic transmission (including tested telex and authenticated SWIFT) as soon as practical on the Business Day (but no later than the end of business on such Business Day) when (i) we have determined that Bullion credited to the Fund’s Allocated Account does not comply with the Rules and will be replaced and (ii) when replacement Bullion has been credited to the Fund’s Allocated Account in accordance with the above instructions.

8.	SUB-CUSTODIANS

8.1

Sub-Custodians: We may appoint Sub-Custodians solely for the temporary custody and safekeeping of Bullion until transported to our London vault premises as provided in clause 7.4, unless otherwise agreed between the Trust and us with the consent of the Sponsor. Any such Sub-Custodian shall be a member of the LBMA. The Sub-Custodians we select may themselves select subcustodians to provide such temporary custody and safekeeping of Bullion, but such subcustodians shall not by such selection or otherwise be, or be considered to be, a Sub-Custodian as such term is used herein. We will use reasonable care in selecting any Sub-Custodian. As of the date of this Agreement, the Sub-Custodians that we use are: the Bank of England, The Bank of Nova Scotia (ScotiaMocatta), Deutsche Bank AG, ICBC Standard Bank, JPMorgan Chase Bank, N.A., and UBS AG. We will notify the Trust if we select any additional Sub-

Custodian, or stop using any Sub-Custodian for such purpose. The Trust’s receipt of notice that we have selected a Sub-Custodian (including those named in this clause 8.1) shall not be deemed to limit our responsibility in selecting such Sub-Custodian. Not more frequently than annually, upon the Trust’s request, we shall confirm to the Trust that from time to time we may hold Precious Metal for our own account with one or more of each of the Sub-Custodians, provided that this confirmation shall not constitute a representation by us regarding the solvency or creditworthiness of any Sub-Custodian.

8.2	Liability for Sub-Custodian: Except for our obligations under clause 7.4 related to obtaining delivery of Bullion from Sub-Custodians, we shall not be liable for any loss suffered by you as a result of any act or omission or insolvency of any Sub-Custodian and any direct or indirect sub-custodian selected or used by such Sub-Custodian, except to the extent directly resulting from our fraud, negligence or bad faith in the appointment of that Sub-Custodian.

8.3	Notice. We will provide the Trust on request with the name and address of any Sub-Custodian we select and any direct or indirect sub-custodian selected or used by such Sub-Custodian, along with any other information which the Trust may reasonably require concerning the appointment or use of such Sub-Custodian or such direct or indirect sub-custodian.

8.4	Monitoring. We will monitor the conduct of each Sub-Custodian and promptly advise the Trust of any difficulties or problems (financial, operational, or otherwise) existing with respect to such Sub-Custodian of which we are aware and will take appropriate and lawful action to protect and safekeep each Fund’s Precious Metal deposited with such Sub-Custodian, including to the extent feasible, the withdrawal of such Precious Metal from such Sub-Custodian.

9.	REPRESENTATIONS

9.1	Trust representations: The Trust represents and warrants to us that (such representations and warranties being deemed to be repeated upon each occasion Bullion is credited to or debited from a Fund’s Allocated Account under this Agreement):

(a)	the Trust is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)	the Trust has all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the person entering into this Agreement on the Trust’s behalf has been duly authorized to do so; and

(d)	this Agreement and the obligations created under it constitute the Trust’s legal and valid obligations which are binding upon the Trust and enforceable against the Trust in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws or any order, charge or agreement by which the Trust is bound.

9.2	Our representations: We represent and warrant to the Trust that (such representations and warranties being deemed to be repeated on each occasion Bullion is credited to or debited from a Fund’s Allocated Account under this Agreement):

(a)	we are a bank, duly organized under the laws of our country of organization as set forth above, and are regulated as such by that country’s government or any agency thereof;

(b)	the bank is duly constituted with all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and all necessary action has been taken to enable us lawfully to enter into and perform our duties and obligations under this Agreement;

(c)	the person entering into this Agreement on our behalf has been duly authorized to do so;

(d)	we are a member of the LBMA; and

(e)	this Agreement and the obligations created under it constitute our legal and valid obligations which are binding upon us and enforceable against us in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules, any applicable laws or any order, charge or agreement by which we are bound.

10.	FEES AND EXPENSES

10.1	Fees: Pursuant to a separate written agreement between the Sponsor and us, the Sponsor has agreed to pay the fee for our services under this Agreement. Such fee is inclusive of fees for storage and insurance of the Bullion and any fees and expenses of Sub-Custodians.

10.2	Expenses: Pursuant to a separate written agreement between the Sponsor and us, the Sponsor has agreed to pay us on demand all ordinary and customary out-of-pocket costs, charges and expenses incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Bullion. A Fund will pay on demand, solely from and to the extent of the assets of the Fund, any other costs, charges and expenses (including any (i) relevant taxes charged to us, duties and other governmental charges (other than VAT, which is addressed in clause 11.1), and (ii) indemnification claims payable by a Fund pursuant to clause 12.5) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Bullion that are not payable to us by the Sponsor under its separate written agreement with us. Additionally, a Fund will pay on demand, solely from and to the extent of the assets of the Fund, any amount of our ordinary and customary out-of-pocket costs, charges or expenses which the Sponsor has failed to pay pursuant to this clause 10.2.

10.3	Default interest: If a Fund or the Sponsor, as the case may be, fails to pay us any amount when it is due, we reserve the right to charge the relevant party interest (both before and after any judgment) on any such unpaid amount calculated at a rate equal to 1% above the overnight London Interbank Offered Rate (LIBOR) for the currency in which the amount is due. Interest will accrue on a daily basis and will be due and payable by the relevant party as a separate debt.

11.	VALUE ADDED TAX

11.1	VAT inclusive: All sums payable under this Agreement by a Fund to us, or under the separate written agreement referenced in clause 10.1, by the Sponsor or a Fund, as the case may be, shall be deemed to be inclusive of VAT.

12.	SCOPE OF RESPONSIBILITY

12.1	Exclusion of liability: We will use reasonable care in the performance of our duties under this Agreement and will only be responsible to a Fund for any loss or damage suffered by the Fund as a direct result of any negligence, fraud or willful default on our part in the performance of our duties, in which case our liability will not exceed the aggregate market value of the Account Balance at the time such negligence, fraud or willful default is discovered by us (such market value calculated using the nearest available morning or afternoon LBMA Gold Price following the occurrence of such negligence, fraud or willful default), provided that we notify the Fund promptly after we discover such negligence, fraud or willful default. If we credit Bullion to the Fund’s Allocated Account that is not of the fine weight we have represented to the Fund, recovery by the Fund, to the extent such recovery is otherwise allowed, shall not be barred by the Fund’s delay in asserting a claim because of the failure to discover such loss or damage regardless of whether such loss or damage could or should have been discovered. We shall not in any event be liable for any consequential loss, or loss of profit or goodwill.

12.2	No duty or obligation: We are under no duty or obligation to make or take, or require any Sub-Custodian to make or take, any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

12.3	Trust liability: This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually. Separate and distinct records are maintained for each Fund and the assets associated with any such Fund are held and accounted for separately from the other assets of the Trust, or any other Fund of the Trust. We acknowledge that we are not entitled to use the assets of a particular Fund to discharge the debts, liabilities, obligations, and expenses of the Trust generally or any other Fund, and none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Trust generally or any such other Fund shall be enforceable against the assets of that particular Fund. The Trust’s Declaration of Trust is on file with the Trust.

12.4	Insurance: We shall maintain insurance in regard to our business, including our bullion and custody business, on such terms and conditions as we consider appropriate. We will annually provide the Trust with a copy of our certificate of insurance and, additionally, we will, upon reasonable prior notice, allow our insurance to be reviewed by the Trust and the Sponsor in connection with any registration statement or amendment thereto under the United States federal Securities Act of 1933, as amended, covering shares of the Trust. Any permission to review our certificate of insurance or insurance is limited to the term of this Agreement and is conditioned on the reviewing party executing a form of confidentiality agreement we will provide, or if the confidentiality agreement is already in force, acknowledging that the review is subject to it. The foregoing permission for the Sponsor to review our certificate of insurance or insurance shall cease when the Sponsor ceases to serve the Trust as sponsor.

12.5	Force majeure: We shall not be liable to a Fund for any delay in performance, or for the non-performance, of any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes any act of God or war or terrorism, any breakdown, malfunction or failure of, or in connection with, any transmission, clearing or settlement facilities, communication or computer facilities, any transport, port, or airport disruption, industrial action, acts and regulations and rules of any governmental or supra national bodies or authorities or relevant regulatory or self-regulatory organization or failure of any such body, authority, or relevant regulatory or self-regulatory organizations to perform its obligations for any reason.

12.6	Indemnity: Each Fund shall, solely out of the assets of the Fund, indemnify and keep us, and each of our directors, shareholders, officers, employees, agents, affiliates (as such term is defined in Regulation S-X adopted by the United States Securities and Exchange Commission under the United States federal Securities Act of 1933, as amended) and subsidiaries (us and each such person a “Custodian Indemnified Person” for purposes of this clause 12.6) indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which any such Custodian Indemnified Person may suffer or incur, directly or indirectly, in connection with services provided to the Fund under this Agreement except to the extent that such sums are due directly to our negligence, willful default or fraud or that of such Custodian Indemnified Person. The foregoing indemnity shall not apply to our fees that are paid by the Sponsor pursuant to clause 10.1.

12.7	Third parties: Except with respect to the Trust and each Fund, which shall be considered beneficiaries of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of clauses 2.6, 4.2, 8.1 and 12.3, we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Sponsor and the Custodian Indemnified Persons, this Agreement does not confer a benefit on any person who is not a party to it. The parties to this Agreement do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Sponsor and the Custodian Indemnified Persons, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor Trustee of the Trust or to limit the right of any successor Trustee of the Trust to enforce our obligations hereunder.

12.8	No Liens: We will not create any right, charge, security interest, lien or claim against the Bullion, except those in our favor arising under this Agreement or the Unallocated Bullion Account Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any Bullion except pursuant to a Fund’s instructions. Notwithstanding the foregoing sentence, we will not create any right, charge, security interest, lien or claim against the Bullion with respect to the payment or non-payment by the Sponsor of our fees pursuant to clause 10.1.

12.9	Other Activities: We and any of our affiliates may act as a Participant or own or hold Precious Metal or shares issued by a Fund or both and may deal with them in any manner, including acting as underwriter for the shares, with the same rights and powers as if we were not a custodian and bailee hereunder.

13.	TERMINATION

13.1	Termination by the Trust: This Agreement may be terminated by the Trust, with respect to one or more Funds:

(i)	by giving not less than 90 Business Days’ written notice to us; or

(ii)	immediately by written notice in the event the Trust has determined in its commercially reasonable opinion the existence of the presentation of a winding- up order, bankruptcy or analogous event in relation to us.

Any such notice given by the Trust, on behalf of a Fund must specify:

(a)	the date on which the termination will take effect;

(b)	the person to whom the Bullion is to be delivered; and

(c)	all other necessary arrangements for the delivery of the Bullion to the Fund or to the Fund’s order.

13.2	Termination by Us: This Agreement may be terminated by us, with respect to one or more Funds:

(i)	by giving not less than 90 Business Days’ written notice to the Trust; or

(ii)	immediately by written notice in the event we have determined in our commercially reasonable opinion the existence of the presentation of a winding- up order, bankruptcy or analogous event in relation to the Trust.

13.3	Effect of Termination. Termination of this Agreement with respect to the coverage of any one Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund.

13.4	Redelivery arrangements: Following any termination of this Agreement, if the Trust does not make arrangements acceptable to us for the redelivery of the Bullion, we may continue to store the Bullion, in which case we will continue to charge the fees and expenses payable under clause 10. If the Trust has not made arrangements acceptable to us for the redelivery of the Bullion within 6 months of the date specified in the termination notice as the date on which the termination will take effect, we will be entitled to sell the Bullion and account to the applicable Fund for the proceeds after deducting any amounts due to us under this Agreement.

13.5	Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement, which rights and obligations shall continue to be governed by this Agreement until all obligations have been fully performed.

14.	NOTICES

14.1	Form: Subject to clause 14.5, any notice, notification, instruction or other communication under or in connection with this Agreement shall be given in writing. References to writing include electronic transmissions that are of the kind specified in clause 14.2.

14.2	Method of transmission: Any notice, notification, instruction or other communication required to be in writing may be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including tested telex and authenticated SWIFT) or such other electronic transmission as the parties may from time to time agree to the party due to receive the notice, notification, instruction or communication, at its address, number or destination set out in this Agreement or another address, number or destination specified by that party by written notice to the other.

14.3	Deemed receipt on notice: A notice, notification, instruction or other communication under or in connection with this Agreement will be deemed received only if actually received or delivered.

14.4	Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by the Trust as evidence of the orders or instructions given that are permitted to be given orally under this Agreement.

14.5	Instructions Relating to Bullion: All notices, notifications, instructions and other communications relating to the movement of Bullion in relation to a Fund’s Allocated Account shall be by way of authenticated electronic transmission (including tested telex and authenticated SWIFT), and shall be addressed to:

Precious Metals Operations

HSBC Bank Plc

8 Canada Square

London E14 5HQ

Tested Telex: 889217 RNB

SWIFT: BLIC GB2L

15.	GENERAL

15.1	No advice: We are under no duty or obligation under this Agreement to provide the Trust or any Fund with investment advice. The Trust and each Fund has relied upon its own judgment in asking us to open and maintain the Allocated Accounts, and we shall not owe the Trust or any Fund any duty to exercise any judgment on its behalf as to the merits or suitability of any deposits into, or withdrawals from, a Fund’s Allocated Account.

15.2	Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance, except that we will not have any right to set-off against any account we maintain or property that we hold for a Fund under this Agreement any claim or amount that we may have against the Fund or that may be owing to us other than pursuant to this Agreement, no matter how that claim or amount arose. Notwithstanding the foregoing, we will not have any such right of set-off for any such claim or amount with respect to the payment by the Sponsor of our fee under clause 10.1.

15.3	Addition of parties: Additional series of the Trust (each a “New Fund”) may from time to time become parties to this Agreement by (A) delivery to us of (i) an instrument of adherence agreeing to become bound by and party to this Agreement executed by the Trust on behalf of such New Fund, and (ii) an amendment and restatement of Schedule A setting forth the New Fund, and (B) upon receipt of the foregoing documents, we may agree in writing to the addition of such New Fund, which agreement shall not be unreasonably withheld.

15.4	Assignment: This Agreement is for the benefit of and binding upon each party and their respective successors and assigns. Except as otherwise provided herein, this Agreement may not be assigned by either party without the written consent of the other party.

15.5	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by each party to the Agreement. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

15.6	Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

15.7	Entire agreement: This document and the Unallocated Bullion Account Agreement represents our entire agreement, and supersedes any previous agreements between the parties, relating to the subject matter of this Agreement.

15.8	Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

15.9	Business Days: If any obligation of a party falls due to be performed on a day which is not a Business Day in respect of the Allocated Account in question, then the relevant obligations shall be performed on the next succeeding Business Day applicable to such account.

15.10	Processing of account entries: Except for physical withdrawals as to which transfer of ownership is determined at the Point of Delivery, records of (i) all deposits to and withdrawals from an Allocated Account and all debits and credits to an Unallocated Account which, pursuant to instructions given in accordance with this Agreement and the Unallocated Bullion Account Agreement, occur on a Business Day and (ii) all end of Business Day account balances in such Allocated Account and such Unallocated Account are prepared overnight as at the close of our business (usually 4:00 p.m. London time) on that Business Day. For avoidance of doubt, the foregoing sentence is illustrated by the following examples, which are not intended to create any separate obligations on our part:

Reports of a transfer of Precious Metal from a Third Party Unallocated Account for credit to a Fund’s Unallocated Account on a Business Day and a debit of Bullion from the Fund’s Unallocated Account for credit to the Fund’s Allocated Account on that Business Day pursuant to the standing instruction contained in the Unallocated Bullion Account Agreement and of the balances in the Fund’s Allocated Account and the Fund’s Unallocated Account for that Business Day shall be prepared overnight as at the close of our business on that Business Day.

Reports of a transfer of Bullion which we debit from a Fund’s Allocated Account for credit to the Fund’s Unallocated Account on a Business Day and a transfer of Bullion which we debit from the Fund’s Unallocated Account for credit to a Third Party Unallocated Account on that Business Day and of the balances in the Fund’s Allocated Account and Unallocated Account for that Business Day shall be prepared overnight as at the close of our business on that Business Day.

When a Fund instructs us to debit Bullion from the Fund’s Allocated Account for credit to the Fund’s Unallocated Account and directs us to execute such instruction on the same Business Day as and in connection with one or more instructions that the Fund gives to us to debit Bullion from the Fund’s Unallocated Account, we will use commercially reasonable efforts to execute the instructions in a manner that minimizes the time the Bullion to be debited from the Fund’s Allocated Account stands to the Fund’s credit in its Unallocated Account, save that we shall not be responsible for any delay caused by late, incorrect or garbled instructions or information from the Fund or any third party.

15.11	Maintenance of this Agreement: Concurrently with this Agreement, the parties are entering into the Unallocated Bullion Account Agreement. That agreement shall remain in effect as long as this Agreement remains in effect, and if that agreement is terminated, this Agreement terminates with immediate effect.

15.12	Prior Agreements: The Agreement supersedes and replaces any prior existing agreement between the parties relating to the same subject matter.

15.13	Cooperation: During the term of this Agreement, each party will cooperate with the other and make available to the other upon reasonable request any information or documents necessary to insure that each party’s respective books and records are accurate and current.

16.	GOVERNING LAW AND JURISDICTION

16.1	Governing law: This Agreement and any issues or disputes arising out of or in connection with it (whether such disputes are contractual or non-contractual in nature, such as claims in tort, for breach of statute or regulation or otherwise) are governed by, and will be construed in accordance with, English law.

16.2	Jurisdiction: The parties agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and, for these purposes each party irrevocably submits to the non-exclusive jurisdiction of such courts, waives any claim of forum non conveniens and any objections to the laying of venue, and further waives any personal service.

16.3	Waiver of immunity: To the extent that a party may in any jurisdiction claim for itself or for its assets any immunity from suit, judgment, enforcement or otherwise howsoever, the party agrees not to claim and irrevocably waives any such immunity to which it would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

16.4	Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:	Your address for service of process

HSBC Bank Plc	World Currency Gold Trust
8 Canada Square	c/o WGC USA Asset Management
London, E14 5HQ, United Kingdom	Company, LLC
Attention: Precious Metals Department	685 Third Avenue, 27th Floor
Legal Department	New York, NY 10017
Attention: General Counsel

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EXECUTED by the parties as follows

Signed on behalf of

HSBC BANK PLC

By:	/s/ JILLIAN MELTON
Name: JILLIAN MELTON
Title: AUTHORISED SIGNATORY
27/10/16

Signed on behalf of

WORLD CURRENCY GOLD TRUST,

On behalf of each of its series listed on Schedule A, attached hereto

By:	/s/ Gregory S. Collett
Name: Gregory S. Collett
Title: Principal Executive Officer*

*	Authorized to sign on behalf of the Trust in this capacity since an officer of the Trust’s sponsor

Schedule A

Name of Fund (each a series of the Trust)

1. SPDR® Long Dollar Gold Trust

2. Euro Gold Fund